Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

December 2, 2024

Zoomcar Holdings, Inc.

Anjaneya Techno Park, No.147, 1st Floor

Kodihalli, Bangalore, India 560008

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to 13,206,386 shares of common stock, par value $0.0001 per share (the “Common Stock”) that were issued or are issuable in connection with a private placement offering which was closed on November 7, 2024 (the Private Placement Closing Date”), and which consists of (i) 1,150,981 shares of Common Stock issued to the Selling Stockholders on the Private Placement Closing Date (the “November Shares”), (ii) 835,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants to purchase Common Stock, at an initial exercise price of $0.0001 per share, that were issued to certain of the Selling Stockholders on the Private Placement Closing Date (the Pre-Funded Warrants”), (iii) a maximum of 8,559,930 shares of Common Stock (the “Series B Warrant Shares”) issuable upon exercise of Series B Warrants to purchase Common Stock, at an initial exercise price of $0.0001 per share, that were issued to the Selling Stockholders on the Private Placement Closing Date (the “Series B Warrants”), (iv) a maximum of 2,648,305 shares of Common Stock (the “June Warrant Shares”) issuable upon exercise of warrants to purchase Common Stock, at an exercise price of $2.832 per share, that were issued to the Selling Stockholders in a private placement offering that closed on or about June 20, 2024 (the “June Warrants”) and (v) 12,170 shares of Common Stock issued as a commitment fee (the “Commitment Shares” and together with the November Shares, the “Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Securities Purchase Agreement, dated November 5, 2024, among the Company and the Selling Stockholders, pursuant to which the Securities were sold to the Selling Stockholders, the Pre-Funded Warrants, the Series B Warrants and the Registration Rights Agreement, dated November 5, 2024, among the Company and the Selling Stockholders; (iv) the June Warrants, and (v) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that (1) the Shares were validly issued, fully paid and non-assessable, (2) the Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, pursuant to the terms of the Pre-Funded Warrants, will be duly and validly issued, fully paid and non-assessable, (3) the Series B Warrant Shares issuable upon exercise of the Series B Warrants, pursuant to the terms of the Series B Warrants, will be duly and validly issued, fully paid and non-assessable and (4) the June Warrant Shares issuable upon exercise of the June Warrants, pursuant to the terms of the June Warrants, will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP